SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2005

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-16791

Delaware	51-0414140
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

                On December 15, 2005, we issued a press release announcing our intention to commence a self-tender for up to 10% of our outstanding shares of stock — up to 1,063,937 shares of common stock and up to 1,325,468 shares of Class A common stock (the “Offer”).  The announcement was accompanied by our filing with the SEC of a precommencement Schedule TO.

                On December 14, 2005, we entered into a fourth amendment (the “Fourth Amendment”) to our credit agreement with Wilmington Trust Company dated January 15, 2002, as amended (the “Credit Agreement”).  The purpose of the Fourth Amendment was to allow us to repurchase shares in the Offer and incur debt to provide part of the funding for the Offer.  The Offer is not subject to any financing contingency.

                Assuming that all 1,063,937 shares of common stock and all 1,325,468 shares of Class A common stock shares are tendered in the Offer at the offer price of $14.50 per share, the aggregate purchase price will be approximately $34.6 million. We expect that expenses for the Offer will be approximately $350,000.

                The Fourth Amendment extends the term of our Credit Agreement until January 1, 2008 and increases our unsecured revolving line of credit under the Credit Agreement from $57.5 million to $77.5 million.

                We anticipate that we will obtain the funds necessary to purchase shares tendered in the Offer, and to pay related expenses, primarily through available cash on hand and from borrowings pursuant to this Credit Agreement.  Under the Credit Agreement, interest is based, at our option, upon (i) LIBOR plus 0.75% or (ii) the base rate (the greater of the prime rate or the federal funds rate plus 0.5%) minus 1%.  The terms of the credit facility contain, among others, minimum net worth, interest coverage and maximum leverage covenant requirements.  Material adverse changes in our results of operation could impact our ability to maintain financial ratios necessary to satisfy these requirements.  The facility is for seasonal funding needs, capital improvements and other general corporate purposes.  It is an unsecured facility.

                At December 14, 2005, we were in compliance with all terms of the facility and there was $35,450,000 outstanding at a weighted average interest rate of 4.93%.  At December 14, 2005, $42,050,000 was available pursuant to the facility.

                We intend to repay any amounts borrowed under our unsecured line of credit for the purchase of shares tendered in the Offer from net cash provided by operations.

                The Fourth Amendment is filed as an exhibit to this Form 8-K.

                This disclosure is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock or Class A common stock. The solicitation of offers to buy Dover Downs Gaming & Entertainment common stock and Class A common stock will only be made pursuant to the Offer to Purchase and related materials that the Company will send to its stockholders.  Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the offer. Stockholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge. Stockholders will also be able to obtain copies of the Offer to Purchase and related materials, as filed with the Commission (excluding exhibits), without charge from the Company or by written or oral request directed to the Information Agent, Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, New Jersey 07310, telephone number 1-888-689-2681.

Item 9.01  Financial Statements and Exhibits

(c)           Exhibits

                10.1         Fourth Amendment dated December 14, 2005 to Amended and Restated Credit Agreement among Dover Downs Gaming & Entertainment, Inc. and Wilmington Trust Company, as agent, dated January 15, 2002, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Downs Gaming & Entertainment, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: December 16, 2005

EXHIBIT INDEX

Exhibit
Number	Description

10.1

Fourth Amendment dated December 14, 2005 to Amended and Restated Credit Agreement among Dover Downs Gaming & Entertainment, Inc. and Wilmington Trust Company, as agent, dated January 15, 2002, as amended.